AMENDMENT TO THE
SERIES PORTFOLIOS TRUST
FUND ADMINISTRATION SERVICING AGREEMENT

    THIS AMENDMENT to the Fund Administration Servicing Agreement dated as of September 15, 2015, as amended (the “Agreement”), is entered into as of the last date on the signature page (the “Effective Date”), by and between SERIES PORTFOLIOS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the Exhibit for Acuitas Investments, LLC and its corresponding fee schedule; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Series Portfolios Trust:

•The Exhibit for Acuitas Investments, LLC attached hereto is hereby added to the Agreement.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

SERIES PORTFOLIOS TRUST	U.S. BANCORP FUND SERVICES, LLC
By: /s/ Ryan L. Roell	By: /s/Gregory Farley
Name: Ryan L. Roell	Name: Greg Farley
Title: President	Title: Senior Vice President
Date:1/5/2026	Date: 1/6/2026

Exhibit for Acuitas Investments, LLC to the
Series Portfolios Trust
Fund Administration Servicing Agreement

Name of Series
Acuitas U.S. Small Cap ETF
Fund Start-up & Registration Services Project Fee Schedule
Regulatory Administration Service Proposal – In support of external legal counsel
(Subject to services provided; if applicable)
$ [...] per project - [...] fund
$ [...] per project - [...] funds
$ [...] per project - [...] funds
$ [...] per project – [...] funds
Negotiated Fee - [...] funds and above
(Includes MST external counsel fee, subject to services provided; if applicable)

$ [...] - Additional fee per sub-adviser for 2 or more sub-advisers
Additional fee of $[...] per drafting multi-manager exemptive application (does not include outside legal costs)

Above fees are applicable when all new funds are registered in same statutory prospectus.
Note: External legal costs are included in the above fee, unless otherwise stated, for the first fund(s) launched
Additional Regulatory Administration Services
Subsequent new fund launch – $[...] per fund or as negotiated
Drafting SEC exemptive order application for required relief, as negotiated
Ongoing Annual Regulatory Administration Services
Add the following for regulatory administration services in support of external legal counsel, including annual registration statement update and drafting of supplements
$[...] for first three active or inactive funds in same statutory prospectus
$[...] for each additional active or inactive fund in the same statutory prospectus

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Postage, if necessary
Federal and state regulatory filing fees
Expenses from Board of Trustee meetings
Third party auditing
EDGAR/XBRL filing (may be charged by third-party or U.S. Bank)
All other Miscellaneous expenses

Fund startup and registration fees are billed 50% following the selection of U.S. Bank and 50% 75 days after the preliminary registration statement is filed with the SEC.

Extraordinary services – negotiated based upon specific requirements
Multi-managed funds, proxy, expedited filings, asset conversion, fulcrum fee, other exemptive applications

Base Fee for Accounting, Administration, Transfer Agent Services
The following reflects the greater of the basis point fee or annual minimum1 where Acuitas Investments, LLC (the
“Adviser”) acts as investment adviser to the fund(s) in the same registered investment company.

Annual Minimum per Fund2            Basis Points on Trust AUM2
Funds [...] $[...]         First $[...]m [...] bps
Funds [...]     $[...]         Next $[...]m     [...] bps
Funds [...]     $[...]         Next $[...]b     [...] bps
                        Balance [...] bps

See APPENDIX A for Services and Associated Fees in addition to the Base Fee
See APPENDIX B for OPTIONAL Supplemental Services and Associated Fees

1 Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.

Once a Fund is operational, should this service agreement with U.S. Bank be terminated prior to the end of the initial two-year period, Adviser will be responsible for the balance of the minimum fees for the remainder of the initial two-year period. Following the initial two-year period, this fee schedule will automatically renew (unless otherwise amended or terminated) for successive two-year periods, and should this service agreement with U.S. Bank be terminated prior to the end of such a two-year period, Adviser will be responsible for the balance of the minimum fees for the remainder of such two-year period.

Additional services not included herein shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new derivatives risk management and reporting requirements).

2 Subject to annual CPI increase: All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

All annual fees described in this fee schedule (including appendices) are calculated pro rata and billed monthly

APPENDIX A
Accounting, Administration, Transfer Agent Services (in addition to the Base Fee)
Pricing Services
For daily pricing of each security (estimated [...] pricing days annually)
$[...] – Listed equity instruments and rates including but not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
$[...] – Lower Tier Cost Fixed Income Instruments including but not limited to: Domestic Corporate and Government Agency Bonds, Mortgage-Backed Securities, and Municipal Bonds
$[...] – Higher Tier Cost Fixed Income Instruments including but not limited to: CMO and Asset Backed Securities; Money Market Instruments; Foreign Bonds; and High Yield Bonds.
$[...] – Bank Loans
Derivative Instruments are generally charged at the following rates:
o$[...] – Interest Rate Swaps, Foreign Currency Swaps
o$[...] – Swaptions
o$[...] – Credit Default Swaps
$[...] Intraday money market funds pricing, up to [...] times per day
$[...] per Month Manual Security Pricing (>[...]per day)
Note: Prices are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Prices do not include set-up fees which may be charged on certain derivative instruments such as swaps. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as non-standard security types, such as CLOs, CDOs and complex derivative instruments, which may result in additional swap setup fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.
Corporate Action, Factor (security paydown & prepayment time series), and ETF Income Projection Services
$[...] per Foreign Equity Security per Month for Corporate Action Services
$[...] per Domestic Equity Security per Month for Corporate Action Services
$[...] per CMO and Asset-Backed Security per Month / $[...] for ETF Funds per month for Factor Services
$[...] per Mortgage-Backed Security per Month for Factor Services / no charge for ETF Funds
$[...] per Fixed Income Security per Month for ETF funds only for ETF income projections
Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)
$[...] per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)
Index Service Fees
$[...] per month per fund: Tier 0 for maintenance of data for performance calculations where the client is supplying the Index data
$[...] per month per fund: Tier 1 including but not limited to: ICE Indexes, Morningstar, Bloomberg, S&P, Dow Jones, CBOE, and HFRI Indexes
$[...] per month per fund: Tier 2 including but not limited to: MSCI Indexes, FTSE Russell
$[...] per month per fund: Tier 3 including but not limited to: Wilshire Indexes, Lipper JPM
$[...] per month per fund additional fee for creation of a blended index, in addition to Tier index fees.
Note: Rates are tiered based upon rates charged by the index provider and are subject to change. S&P Global and Dow Jones are their standard packages only, specialized packages from all index providers will result in a higher fee. Use of other, custom, and blended indexes may result in additional fee. Index providers may require a direct contract in addition to the above service contract, which may result in additional fees payable to the index provider.

All Data Service charges are subject to change based on cost increases from underlying data providers.
Trust Chief Compliance Officer Annual Fee
$[...] for the first fund (subject to Board approval)
$[...] for each additional fund [...] (subject to change based on Board review and approval)
$[...] for each fund over [...] funds
$[...] per sub-adviser per fund (capped at $[...] per sub-adviser over the fund complex)
Per adviser relationship, and subject to change based upon board review and approval
SEC Modernization Requirements
Form N-PORT – $[...] per year, per Fund
Form N-CEN – $[...] per year, per Fund
Tailored shareholder reporting - $[...] per year, per Fund (first class), $[...] per year for each additional class
Section 15(c) Reporting
$[...] per fund per standard reporting package*
*Standard reporting packages for annual 15(c) meeting
•Expense reporting package: [...] peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
•Performance reporting package: Peer Comparison Report
Additional 15c reporting is subject to additional charges
Standard data source – Morningstar; additional charges will apply for other data services

Core Tax Services
M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Charges associated with accelerated effectiveness at DTCC, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs.

APPENDIX B
OPTIONAL Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance (provided by U.S. Bank upon client request)
Daily Compliance Services
Base fee – $[...] per fund per year
Setup – $[...] per fund group
SEC Derivatives Rule 18f-4 Confluence Technologies Offering

Offering	Price per Fund per Month
Limited Derivatives User	$[...]
Full Derivatives User (no OTC derivatives)	$[...]
Full Derivative User (with [...] OTC derivatives)	$[...]
Full Derivative User (with [...] or more OTC derivatives)	$[...]
Closed Fund Data Maintenance Fee	$[...]
*Additional fees may apply from index providers
Fees for Special Situation:
Fee will be assessed.
Rule 2a-5 Supplemental Services:

Percentage of individual level 2 instruments held by a Fund	Monthly Fee for Such Fund[1]
5% or less	$[...]
More than 5% but less than 25%	$[...]
25% or more	$[...]

Note: The availability of the Rule 2a-5 Supplemental Services and the associated fees are subject to USBGFS’ ability to obtain comparison prices from its chosen comparison third-party pricing sources at reasonable cost. The reports provided as part of the Rule 2a-5 Supplemental Services may, in USBGFS’ sole discretion, exclude information for instruments for which an alternative comparison price is unavailable or difficult or costly to obtain. In addition, the reports provided may cease to include instruments that were previously included if alternative prices are no longer available from third-party sources or if the fees for such alternative prices rise.

1 NOTE: The Rule 2a-5 Supplemental Services and the associated fees are dependent on comparison prices from USBGFS’ chosen comparison third-party pricing source. The Fund may choose to perform comparison pricing with a different comparison pricing vendor under an alternative service with different associated costs.

Digital Board Materials:

Comprehensive Digital Services

Description	Annual Price[1] (USD)
Base Fee	$[...]
Per User Fee[2]	$[...]
Per Separate Committee[3] Fee	$[...]

1 Subject to an annual increase, provided that the annual increase will not exceed 4.5% through October 2025
2 Per user fee applies to all users excluding any USBGFS employee who is not an officer in a Multiple Series Trust sponsored by USBGFS.
3 A committee consists of a separate space on Diligent’s board portal that can be used to host and organize materials outside of the main board meeting, such as audit committees, governance committees, and executive committees.

Light Digital Offering

Description	Annual Price[1] (USD)
Base Fee	$[...]
1 Subject to annual “CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).
C- Corp Administrative Services
1940 Act C-Corp – U.S. Bank Fee Schedule plus $[...]
1933 Act C-Corp – U.S. Bank Fee Schedule plus $[...]
Controlled Foreign Corporation (CFC)
U.S. Bank Fee Schedule plus $[...]
Optional Tax Services:
Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) – $[...] per year
Additional Capital Gain Dividend Estimates – (First two included in core services) – $[...] per additional estimate
State tax returns - (First two included in core services) – $[...] per additional return
Tax Reporting – C-Corporations
Federal Tax Returns
Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) – $[...]
Prepare Federal and State extensions (If Applicable) – Included in the return fees
Prepare provision estimates – $[...] Per estimate
State Tax Returns
Prepare state income tax returns for funds and blocker entities – $[...] per state return
•Sign state income tax returns – $[...] per state return
•Assist in filing state income tax returns – Included with preparation of returns
•State tax notice consultative support and resolution – $[...] per fund
•
•[SIGNATURE ON NEXT PAGE]

Adviser’s Signature Acknowledging the Fee Schedule

Acuitas Investments, LLC
By: /s/Chirs Tessin
Name: Chris Tessin
Title: Managing Partner
Date: January 5, 2026